Exhibit 99.1

Vantage Drilling Company Reports Second Quarter Results for 2015

HOUSTON, TX—(MARKET WIRE)—August 4, 2015 — Vantage Drilling Company (“Vantage” or the “Company”) (NYSE MKT: VTG) reports net income for the three months ended June 30, 2015 of $25.0 million or $.07 per diluted share as compared to earnings of $10.2 million or $.03 per diluted share for the three months ended June 30, 2014.

The three months ended June 30, 2015 includes approximately $5.6 million of gains on the early retirement of debt as compared to a loss on the early retirement of debt of $1.4 million in the prior year. The strong operating results for the second quarter also required us to re-evaluate our effective tax rate for the year and combined with tax impact of the early retirement of debt resulted in a $2.7 million favorable adjustment to our tax provision as compared to a $3.5 million unfavorable adjustment in the second quarter 2014. Adjusting for these items, pro forma net income for the three months ended June 30, 2015 was approximately $16.6 million or $.05 per diluted share as compared to $15.1 million or $.05 per diluted share for the three months ended June 30, 2014.

The total debt retirement for the first half of 2015, including scheduled maturities and open market purchase of debt, totaled approximately $140.0 million at face value. Following the end of the quarter, we continued to acquire debt in the open market and have retired approximately $150.0 million of debt year to date with an annualized interest savings of approximately $9.7 million.

Paul Bragg, Chairman and Chief Executive Officer, commented, “During the 2nd quarter, we continued our strong operating performance and maintained our focus on strengthening the balance sheet. In just over six quarters, we have now retired approximately $350 million of outstanding debt and greatly reduced our current debt, improving our 2015 and 2016 liquidity.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Vantage Drilling Company

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue
Contract drilling services	$202,888	$198,279	$410,869	$413,211
Management fees	1,902	5,969	3,783	10,551
Reimbursables	7,471	15,470	15,258	28,421

Total revenue	212,261	219,718	429,910	452,183

Operating costs and expenses
Operating costs	95,249	98,002	191,357	199,724
General and administrative	8,066	8,366	16,931	16,481
Depreciation	31,781	31,630	63,404	63,255

Total operating costs and expenses	135,096	137,998	271,692	279,460

Income from operations	77,165	81,720	158,218	172,723
Other income (expense)
Interest income	5	11	11	24
Interest expense and other financing charges	(48,641)	(54,286)	(99,195)	(108,773)
Gain (loss) on debt extinguishment	5,616	(1,407)	26,222	(1,513)
Other, net	1,962	(539)	1,624	240

Total other income (expense)	(41,058)	(56,221)	(71,338)	(110,022)

Income before income taxes	36,107	25,499	86,880	62,701
Income tax provision	11,143	15,321	40,486	27,699

Net income	$24,964	$10,178	$46,394	$35,002

Earnings per share
Basic	$0.08	$0.03	$0.15	$0.11
Diluted	$0.07	$0.03	$0.15	$0.11

Vantage Drilling Company

Supplemental Operating Data

(Unaudited, in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2014	2013
Operating costs and expenses
Jackups	$20,749	$22,401	$45,012	$46,161
Deepwater	60,861	51,233	116,944	107,043
Operations support	7,440	10,342	16,764	21,102
Reimbursables	6,199	14,026	12,637	25,418

	$95,249	$98,002	$191,357	$199,724

Utilization
Jackups	75.0%	99.2%	85.5%	99.6%
Deepwater	98.2%	83.1%	95.9%	89.8%

Vantage Drilling Company

Consolidated Balance Sheet

(In thousands, except par value information)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$30,556	$82,812
Trade receivables	141,932	153,428
Inventory	67,037	65,892
Prepaid expenses and other current assets	20,188	28,618

Total current assets	259,713	330,750

Property and equipment
Property and equipment	3,553,789	3,524,566
Accumulated depreciation	(469,361)	(406,674)

Property and equipment, net	3,084,428	3,117,892

Other assets
Investment in joint venture	1,106	1,318
Other assets	68,603	79,897

Total other assets	69,709	81,215

Total assets	$3,413,850	$3,529,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$46,540	$59,139
Accrued liabilities	97,088	101,537
Current maturities of long-term debt, net of discount of $42 and $1,181	65,314	95,378

Total current liabilities	208,942	256,054

Long–term debt, net of discount of $18,903 and $25,875 and current maturities	2,531,003	2,632,802
Other long-term liabilities	69,363	85,327
Commitments and contingencies
Shareholders’ equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	—	—
Ordinary shares, $0.001 par value, 500,000 shares authorized; 311,024 and 307,808 shares issued and outstanding	311	308
Additional paid-in capital	907,607	905,136
Accumulated deficit	(303,376)	(349,770)

Total shareholders’ equity	604,542	555,674

Total liabilities and shareholders’ equity	$3,413,850	$3,529,857

Vantage Drilling Company

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$46,394	$35,002
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	63,404	63,255
Amortization of debt financing costs	5,139	5,834
Amortization of debt discount	5,392	5,676
Non-cash (gain) loss on debt extinguishment	(26,213)	1,513
Share-based compensation expense	3,370	4,284
Deferred income tax benefit	(534)	(343)
Equity in loss of joint venture	212	235
Loss on disposal of assets	158	663
Changes in operating assets and liabilities:
Restricted cash	—	2,125
Trade receivables	11,496	13,988
Inventory	(1,145)	(5,068)
Prepaid expenses and other current assets	8,905	5,054
Other assets	4,613	10,521
Accounts payable	(12,599)	(7,453)
Accrued liabilities and other long-term liabilities	(23,546)	4,527

Net cash provided by operating activities	85,046	139,813

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(26,878)	(19,262)

Net cash used in investing activities	(26,878)	(19,262)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(110,424)	(76,261)
Repayment of revolving credit agreement, net	—	(10,000)

Net cash used in financing activities	(110,424)	(86,261)

Net increase (decrease) in cash and cash equivalents	(52,256)	34,290
Cash and cash equivalents—beginning of period	82,812	54,686

Cash and cash equivalents—end of period	$30,556	$88,976

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700